Exhibit 99.1

CHINA AUTO LOGISTICS INC. Stock Symbol CALI

Floor 1 FTZ International Auto Mall, 86 Tianbao Avenue, Free Trade Zone, Tianjin, P.R.China 300461

Tel: 86 (22) 25762771 Fax: 86 (22) 66271509

China Auto Logistics Global Lock Notice Suspended By Depository Trust Company (DTC) Pending Outcome of DTC’s Continuing Review of the Matter

TIANJIN, CHINA--(October 15, 2014) - China Auto Logistics Inc. (the "Company" or "CALI") (NASDAQ: CALI), a top seller in China of luxury imported automobiles and a leading provider of auto-related services, reported today that the Depository Trust Company (“DTC”) has suspended the notice of global lock described in its July 16, 2014 letter to CALI. DTC stated to the Company that it is continuing to consider the issues raised in the July 16th letter and will be in contact with the Company once consideration of the matter has been completed. DTC noted further, however, that should it determine to proceed pursuant to the July 16th letter, it will first issue notice to CALI and CALI will have the same rights to object as set forth in the July 16th letter.

Mr. Tong Shiping, Chairman and CEO of CALI commented, “We are appreciative of this latest decision by DTC and will continue to press our case before them which we believe is in the best interests of our shareholders.”

About China Auto Logistics Inc.

China Auto Logistics Inc. is one of China's top sellers of imported luxury vehicles. It also provides a growing variety of "one stop" automobile related services such as short term dealer financing. Additionally, in November, 2013, it acquired the owner and operator of the 26,000 square meter Airport International Auto Mall in Tianjin for $91.4 million, with plans to develop the auto mall, among other things, as the flagship site for a joint venture with Car King (China) Used Car Trading Co., Ltd. In August, 2014, the Company also announced a Strategic Cooperation Agreement with a leading auto dealer leasing and development company to greatly expand its high end imported auto business via the purchase and construction of new auto malls throughout China coupled with a new e-commerce platform.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission. We do not undertake any obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Sun Jiazhen
sjz_cali@126.com

Ken Donenfeld
DGI Investor Relations Inc.
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727